Exhibit 10.12

the9 Computer Technology Consulting

(Shanghai) Co. Ltd.

and

9webzen (Shanghai) Information Technology Co. Ltd

Service Agreement

THIS AGREEMENT is made on February 15, 2003.

BETWEEN:

(1)	the9 Computer Technology Consulting (Shanghai) Co. Ltd.
(“the9”), a company incorporated in the People’s Republic of China whose office is at B-44, Guo Shou Jing Road No. 498, Zhang Jiang High Technology Park, Shanghai, the People’s Republic of China; and

(2)	9webzen (Shanghai) Information Technology Co. Ltd (“9webzen”), a company incorporated in People’s Republic of China whose office is at Guo Shou Jing Road No. 351 2# 638-11, Zhang Jiang High Technology Park, Shanghai, the People’s Republic of China.

WHEREAS:

(A)	the9 is the owner and developer of the Facility and its business includes, inter alia, the development of software that enable users of internet websites to pay for goods and services that are provided for via a website.

(B)	9webzen provides online games to its registered users.

(C)	9webzen wishes to use the9’s computer programs, databases and related materials and to obtain services including maintenance, customizing, systems consulting and training to enable 9webzen’s users of its website to make payment for Online Game provided by 9webzen.

(D)	the9 is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.    Interpretation

1.1	For the purpose of this Agreement, and the Recitals, the following terms shall have the following meanings:

Agreement: this agreement, including the Schedules, as may be amended in writing between the parties, from time to time;

Effective Date: the date on which this Agreement has been signed and accepted as indicated on the cover page of this Agreement;

Maintained Facility: a Facility for which the Maintenance Service has occurred;

Maintenance Service: those services to be performed by the9 which are described in Clause 4;

Maintenance Charge: the amount payable by 9webzento Computer for the Maintained Facility as set forth in Schedule 1;

Online Game: the internet game named “MU”, which is fully owned and developed by Webzen Inc (a Korean company) and licensed to 9webzen (Hong Kong) Limited (the holding company of 9webzen), then sublicensed to 9webzen.

Facility: binary code versions of computer programs and other equipment, including but not limited to user manuals, training materials, systems consulting supplied by the9, to enable Users to make payment to 9webzen for goods and services through the Website;

Services: all the service provided by the9 to 9webzen, ie: payment collection Software; users’ information sharing, etc.

Software: The computer program named as “Pass9”,which is fully developed by the9 and may be used as a payment system, registration system, or database.

Specifications: all technical and functional descriptions of Facility more particularly described in Schedule 2;

Upgrades: modifications, enhancements, up-dates of the Facility;

Users: persons who visit the Website and who pay for goods and services provided through the Website; and

Website: the internet website known as “www.muchina.com” legally and beneficially operated by 9webzen.

9webzen (Hong Kong): the holding company of 9webzen.

1.2	Technical words and expressions and trade names denoting technical standards and systems shall have their ordinary meanings as now commonly understood in the computer services industry when used in this Agreement.

1.3	References to Recitals, Clauses and Schedules are to recitals, clauses and schedules of this Agreement.

1.4	The headings are for convenience only and shall not affect the interpretation hereof.

1.5	Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and references to natural persons shall include bodies corporate.

2.    TERM

2.1	This Agreement shall become effective on the Effective Date and shall continue in force and effect for a period of 10 years until termination either by one party giving to the other 3 months prior notice in writing of its intention to terminate this Agreement or by early termination pursuant to Clause 7.

3.    PAYMENT

3.1	All the users’ payment to playing the game will be collected by the9, and the9 shall allocate the collected payment (hereinafter as “Gross Sales”) as described below:

3.1.2	the9 may keep 5% of the Gross Sales as the fee of service to 9webzen.

3.1.3	the9 shall remit the 20% of the Net Sales (Gross Sales*94.5%) to 9webzen (Hong Kong) for 9webzen as the Royalty Fee of the Online Game.

3.1.4.	the9 shall deduct and pay the Withholding Tax (Royalty Fee*85.5%*14.5%) for 9webzen.

3.1.5	the9 shall withhold and pay the business tax for the abovementioned Royalty Fee and Withholding Tax.

3.1.6	After taking the steps 3.1.1 to 3.1.5, the9 shall remit the rest payment to the account appointed by 9webzen.

4.    SERVICES

4.1	Description of Maintenance Services

the9 shall make the following Maintenance Services available to 9webzen for its Maintained Facility 24 hours, 7 days a week:

4.1.1	Support. the9 will provide telephone support to 9webzen for the resolution of problems with the Maintained Facility. the9 may, in its discretion, remotely monitor, diagnose and test the performance and operation of, and distribute bug fixes for, the Maintained Facility.

4.1.2	Repair and Replacement. In the event that a Maintained Facility malfunction or problem occurs, the9 may at its option dispatch a 9webzen service representative to inspect and, if necessary, repair or replace the Maintained Facility or components thereof. Replacement parts may be new or refurbished, provided that the refurbished parts are equal in quality. All replaced parts shall become the property of the9 or a the9 affiliated company on an exchange basis.

4.1.3	Upgrades. the9 shall provide to 9webzen and 9webzen shall accept, Upgrades. 9webzen shall provide the9 reasonable access as may be necessary for the purpose of enabling the9 to install the Upgrades. All Upgrades shall be deemed to be part of the Facility and the parties agree that the provisions of this Agreement shall apply mutatis mutandis to the Upgrades. the9 reserves the rights to charge 9webzen a fee for any Update (excluding bug fixes) which provides new or substantially improved functionality or features. Upgrades subject to an additional charge are optional to 9webzen.

4.1.4	Intellectual Property Rights. Any and all intellectual property rights, whether registered or not, with respect to the Facility, the9 equipment, software, or any part thereof or other works created or provided by the9 under this Agreement, if any, remain the sole property right, title and interest of the9 or its supplier. 9webzen acknowledges that it acquires only such rights of use as explicitly granted in this Agreement.

4.2	Limitations

The Maintenance Services shall not include and the9 shall not be required to provide any service with respect to, repair or replacement of any Facility (a) which has not been properly used, (b) which has been used in combination with other equipment or software which are not recommended for use with such Facility in the9’s written Specifications, (c) which has been used in a manner or for a purpose for which it was not designed, as specified in its written Specifications, (d) which has been moved, installed, de-installed, altered or repaired by anyone other than the9 or the9’s authorised representative, (e) which has been used in a manner which violates any terms relating to proper use of the Facility as stated in this Agreement, (f) on which the original identification marks have been removed, or (g) which has been damaged by accident or unusual physical, electromagnetic or other stress. In the event that the9 agrees to waive the limitations as set forth in this Clause and to provide services or replace any Facility in any of the circumstances which are covered by or fall under any of the limitations described in this Clause 4.2, 9webzen shall pay the9 for such services at the9’s then current rates, and the provisions of Clauses 1, 3, 4.1.3, 4.1.5, 5, 8, 9 and 10 of this Agreement shall apply mutatis mutandis unless otherwise agreed upon in writing.

Notwithstanding the provision of services which are covered by any of the limitations aforesaid Clause, the9 disclaims all consequential liability or responsibility caused by any defect or malfunction arising from any prior abuse, misuse, damage, or unauthorised alteration of the Facility or any part thereof.

5.    9WEBZEN RESPONSIBILITIES

The responsible of 9webzen under this agreement shall be as follows:

5.1	Supply the9 with all necessary data required for the successful establishment and operation of the Facility.

5.2	Fully and promptly comply with its obligations to and the procedures laid down from time to time in relation to accepting payment through the Website.

5.3	Promptly notify the9 of any material failure, malfunction or error occurring in the Maintained Facility which is detected by 9webzen, and provide the9 with a description of the problem and the conditions under which it occurred.

5.4	Provide the9 support personnel with access to and use of 9webzen’s premises, resources, equipment and personnel as reasonably required to perform the Maintenance Services and cooperate with the9 support personnel by answering questions and performing reasonable actions as directed by such personnel.

5.5	Give the9 reasonable access to the Facility for the purpose of enabling the9 to improve the performance, reliability or safety of a Facility and which is provided under this Agreement as no cost to 9webzen.

5.6	Subject to the9 observing the confidentiality obligations as set out under Clause 10, obtain for the9 the right to use all programs and documentation supplied by third parties which have been used in connection with the Facility and which would be useful in the diagnosis, testing or resolution of a problem with the Facility and 9webzen shall indemnify and hold the9 harmless in relation to any liability for any unauthorised use of such programs or documentation and install or have installed any change order for equipment not provided by the9 which could affect the operation, performance or maintenance of the Facility.

5.7	Properly care for the Facility and to use its best endeavours not to permit any of its officers, employees, agents, contractors or any other person associated with it to:

5.7.1	conduct fraudulent activity or criminal offence;

5.7.2	send, receive, upload, download, use or re use any material that is offensive, abusive, indecent, defamatory, and obscene menacing or in breach of copyright, confidence, privacy or any other rights;

5.7.3	send unsolicited advertising or promotional material;

5.7.4	cause annoyance with anyone with material that may have damaging or contamination effects;

5.7.5	allow unauthorised persons to use the Facility on 9webzen’s behalf; or

5.7.6	interfere or attempt to interfere with any other persons use of the Facility.

6.    ADDITIONAL SERVICES

6.1	the9 may provide additional services which are not included in the Maintenance Services to 9webzen at 9webzen’s request, for an extra charge and on such to be agreed terms between the parties in writing.

7.    EARLY TERMINATION

7.1	Notwithstanding any provisions herein contained, this Agreement may be terminated forthwith by either party by notice in writing from the party not at fault if any of the following events shall occur:

7.1.1	if the other party shall (or shall threaten to) sell, assign, part with or cease to carry on its business or that part of its business relating to the subject matter of this Agreement; or

7.1.2	the other party commits any material or persistent breach of any term of this Agreement and (in the case of a breach capable of being remedied) shall have failed, within 30 days after the receipt of a request in writing from the other party so to do, to remedy the breach (such request to contain a warning of such party’s intention to terminate); or

7.1.3	the other party shall have a receiver or administrative receiver appointed of it or over any part of its undertaking or assets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect or if the other party shall enter into any voluntary arrangement with its creditors or shall become subject to an administration order.

7.2	Upon the expiry or termination (for whatever reason) of this Agreement, 9webzen shall:

7.2.1	Promptly delete the Facility from all computer systems within 9webzen’s control and return to the9 all materials in relation to the Facility supplied by the9 pursuant to this Agreement; and

7.2.2	Furnish to the9 a certificate certifying that all original copies of the Facility have been returned to the9 and all copies made therefrom have been deleted from 9webzen’s computer systems in accordance with Clause 7.2.1.

7.3	Upon the expiry or termination (for whatever reason) of this Agreement, the9 shall:

7.3.1	Promptly transfer to 9webzen, all Personal Data, including any copied Personal Data, held or in the control of the9; and

7.3.2	Furnish to 9webzen with a certificate certifying that all Personal Data, including copied Personal Data held or in the control of the9 have been duly transferred in accordance Clause 7.3.1.

7.4	The provisions of Clauses 9, 10 and 12.11 shall survive termination of this Agreement in accordance with their terms.

8.    WARRANTY

8.1	9webzen acknowledges that the Facility cannot be and is not error free and agrees that the existence of such errors shall not constitute a breach of this Agreement.

8.2	the9 warrants that it is the owner of the copyright and database right in the Facility and will do all things reasonably necessary to protect them against unauthorised copying or other infringement.

8.3	the9warrants that the facility will, in all material respects, conform to and perform in accordance with the Specifications and for a period of 90 days thereafter. If any copy of the facility is demonstrated to the9 within 90 days from the date of delivery to 9webzen not to conform to the warranty set out in this Clause to correct such error or malfunction or (at its option) replace such copy of Facility at no cost to 9webzen provided that:

8.3.1	the Facility has been used at all times properly and in accordance with the user instructions;

8.3.2	no alteration modification or addition has been made to the Facility without the9’s prior written consent; and

8.3.3	the alleged error or malfunction has been notified to the9 within the warranty period specified above.

8.4	Each claim of 9webzen under this warranty shall be made in accordance with notice provisions as set out in Clause 11.8.

8.5	the9 further warrants that there are no disabling programs or devices in the Facility. Although the9 does not warrant that the Facility supplied hereunder shall be free from all known viruses, the9 has used commercially reasonable efforts to check for the most commonly known viruses prior to installation of the Facility.

8.6	the9 warrants that the Maintenance Services will be performed in a workmanlike manner in accordance with reasonable commercial standards.

8.7	Except as expressly stated in this Agreement, the9 makes no representations, warranties, conditions or other terms, express or implied, by operation of law, statutory, collateral or otherwise, with respect to any service or item furnished under or in connection with this Agreement. the9 hereby disclaims all warranties, conditions and/or other terms, express or implied, relating to the merchantability, title, satisfactory quality and fitness for a particular purpose, to the maximum extent permitted by law.

9.    LIABILITY

9.1	Each party shall indemnify and keep indemnified the other against injury (including death) to any persons or loss of or damage to any property (including the facility) which may arise out of the act, default or negligence of the indemnifying party, his employees or agents and against all claims, demands, proceedings, damages, costs, charges and expenses whatsoever in respect thereof or in relation thereto.

9.2	Any statement, condition or warranty, express or implied, statutory or otherwise, as to the quality, merchantability, or suitability or fitness for any particular purpose of the Facility and any user instructions is hereby excluded to the full extent permitted by law and otherwise and, subject to Clause 9.1 above, the9 shall not be liable to 9webzen or to any other persons for loss or damage (whether direct or consequential) arising directly or indirectly in connection with the Facility and/or user instructions, or any of them, or any modification, variation or enhancement thereof, and any documentation, manual or training relating thereto.

9.3	To the full extent permitted by law, except as they are stated herein and only to the extent they are expressed in this Agreement, the9 hereby excludes all additional terms and representations related to this Agreement, the Facility, its media, the databases, the user instructions and the services furnished hereunder. This Agreement does not affect 9webzen’s statutory rights.

9.4	the9 may also license any third party to use its Software include but not limited to the usage described in this Agreement.

9.5	All the personal information submitted by the users who are about to play the Online Game shall be collected by the Software and owned by the9. the9 shall forthwith submit the collected users’ information to the Online Game through the Software so as to provide the users with an instant access to the Online Game.

10.    CONFIDENTIALITY

10.1	Each party shall treat as confidential all information obtained from the other pursuant to this Agreement and shall not divulge such information to any person (except to such party’s own employees and then only to those employees who need to know the same) without the other party’s prior written consent, provided that this clause shall not extend to information which was rightfully in the possession of such party prior to the negotiations leading to this Agreement, which is already public knowledge or becomes so at a future date otherwise than as a result of a breach of the Clause, or which is produced in compliance with applicable mandatory law or court order, provided the other party is given reasonable notice of such law or order. Each party shall ensure that its employees are aware of the provisions of this Clause. If the9 shall appoint any subcontractor then the9 may disclose confidential information to such subcontractor provided that the subcontractor agrees to be bound by similar terms to the provisions of this Clause. The foregoing obligations as to confidentiality shall survive any termination of this Agreement.

10.2	the9 acknowledges that through the operation of the Facility, Users’ personal data (“Personal Data”) will be submitted by the Users and held by the9 and/or 9webzen. the9 shall ensure that all Personal Data collected be securely held and shall not be used or transferred to any third party and shall be kept confidential in accordance with this Clause 10 for and on behalf of 9webzen, who shall be the legal and beneficial owner of such Personal Data.

10.3	the9 shall give 9webzen access to inspect the9’s premises at which Personal Data is stored for and on behalf of 9webzen.

11.    GENERAL

11.1	Integration

The terms and conditions contained in this Agreement constitute the entire Agreement between the parties with respect to the subject matter hereof and shall supersede all previous communications and agreements, either oral or written. This Agreement may only be amended by the written agreement of the parties signed by their authorised representatives. In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order or other communication submitted by 9webzen, the terms of this Agreement shall control and prevail.

11.2	Assignment

9webzen shall not assign any of its rights hereunder without the prior written consent of the9.

11.3	Force Majeure

If the performance of any obligation under this Agreement, other than an obligation to pay money, is prevented by catastrophe, labour dispute and/or strikes, armed conflict or similar occurrence beyond the reasonable control of the parties, then the party so affected shall promptly notify the other party of all resulting disabilities. Upon such notice, the disabled party shall, for the duration of its disability, be excused from the performance of such obligations.

11.4	Governing Law

This Agreement shall be governed by the laws of the country within which the9 is located, as indicated in the heading of this Agreement, excluding the application of said country’s conflict of law rules.

11.5	Choice of Forum

Any dispute arising out of or in connection to this Agreement or any future agreement related hereto shall be finally settled by the court competent in the place of residence of the9, as indicated in the heading of this Agreement, or at the9’s sole discretion, by any other court competent in the place of residence of 9webzen as indicated in the heading of this Agreement, unless mandatory law determined in accordance with Clause 11.4 above prescribes another courts, and parties submit to the exclusive jurisdiction of the courts as referred to above.

11.6	Headings

Headings of paragraphs are inserted for convenience only and shall not effect the interpretation or construction of this Agreement.

11.7	Severability

In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable, the parties shall sever or amend the provision in such reasonable manner as achieves the intention of the parties and the remaining provisions of this Agreement shall remain in full force and effect unless the9 in its sole discretion decides that the effect of such an exercise defeats the original intention of the parties in which event the9 shall be entitled to terminate this Agreement by giving a thirty (30) days prior written notice to the 9webzen.

11.8	Notices

Any notice hereunder shall be deemed to have been sufficiently given on the day they are (1) delivered by mail, postage prepaid, certified or registered, return receipt requested; or (2) delivered in person or by courier, charges prepaid, with a confirming fax, and sent to the address as indicated in the heading of the Agreement or such other address as may from time to time be designated in writing by a duly authorised representative of the respective party.

11.9	No Waivers

No omission or delay on the part of either party in requiring the fulfilment by the other party of its obligations hereunder shall constitute a waiver of its rights to require the fulfilment of any other obligation hereunder, or waiver of any remedy it might have hereunder.

11.10	Disclosure

Parties shall not disclose the terms of this Agreement without the prior written consent of the other party.

IN WITNESS whereof, the parties hereto have executed this Agreement as of the date first above written.

SIGNED by	)
)
for and on behalf of	)
the9 Technology Consulting	)
(Shanghai) Co. Ltd.	)
)
in the presence of:	)
[Impression to the9’s corporate seal]

SIGNED by	)
)
for and on behalf of	)
9webzen (Shanghai) Information	)
Technology Co. Ltd	)
)
in the presence of:	)
[Impression of 9Webzen (Shanghai)’s Corporate seal]